The transactions pursuant to the share exchange described in this document involve securities of a Japanese company. The share exchange is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of its officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that the issuer may purchase securities otherwise than under the share exchange, such as in the open market or through privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. In the event of any conflict or discrepancy between this document and the Japanese-language original, the Japanese-language original shall prevail in all respects.

Matters Disclosed on the Internet Concerning Notice of Convocation of Extraordinary Meeting of Shareholders

Proposal No. 1: Approval of the Share Exchange Agreement

Matters Disclosed on the Internet

(The following matters on P.16 of the Notice of Convocation “6. Matters Related to Financial Statements, etc., (1) Details of Financial Statements Pertaining to the Most Recent Business Year of Hachijuni Bank.”)

The Hachijuni Bank, Ltd.
Business Report
Matters Related to Stock Acquisition Rights, etc.	1
Basic Policy Concerning Requirements for the Person
Controlling Decisions of Financial and Business Policies	4
Systems to Ensure the Properness of Business Activities	4
Matters Related to Specified Wholly-owned Subsidiary Company	9
Matters Related to Transactions with Parent Company, etc.	9
Others	9
Non-consolidated Financial Statements
Non-consolidated Statement of Changes in Equity	10
Notes to Non-consolidated Financial Statements	12
Consolidated Financial Statements
Consolidated Statement of Changes in Equity	24
Notes to Consolidated Financial Statements	26
( From April 1 to March 31, 2022)

THE NAGANO BANK, LTD.

The above-stated matters are deemed to have been provided to shareholders by their being posted on the Bank’s website (https://www.naganobank.co.jp/site/kabu/sokai.html) in accordance with laws and regulations and Article 17 of the Articles of Incorporation of the Bank.

1	Matters Related to Stock Acquisition Rights, etc.

(1) Stock acquisition rights held by company officers of the Bank as of March 31, 2022

	Description of stock acquisition rights, etc.		Number of persons granted
Directors (Excluding Outside Directors)	(1)	Name	1 director
4th Stock Acquisition Rights
	(2)	Class and number of underlying stocks
Common stock 15,200 shares
	(3)	Exercise period
From August 9, 2011 to August 8, 2036
	(4)	Exercise price per share
¥1
	(5)	Conditions for exercise of the rights
A holder of a stock acquisition right may exercise his/her right only within 10 days from the day following the date on which the holder lost his/her status as Director of the Bank.
	(1)	Name	1 director
5th Stock Acquisition Rights
	(2)	Class and number of underlying stocks
Common stock 15,200 shares
	(3)	Exercise period
From August 7, 2012 to August 6, 2037
	(4)	Exercise price per share
¥1
	(5)	Conditions for exercise of the rights
A holder of a stock acquisition right may exercise his/her right only within 10 days from the day following the date on which the holder lost his/her status as Director of the Bank.
	(1)	Name	1 director
6th Stock Acquisition Rights
	(2)	Class and number of underlying stocks
Common stock 28,800 shares
	(3)	Exercise period
From August 6, 2013 to August 5, 2038
	(4)	Exercise price per share
¥1
	(5)	Conditions for exercise of the rights
A holder of a stock acquisition right may exercise his/her right only within 10 days from the day following the date on which the holder lost his/her status as Director of the Bank.
	(1)	Name	1 director
7th Stock Acquisition Rights
	(2)	Class and number of underlying stocks
Common stock 26,900 shares
	(3)	Exercise period
From July 23, 2014 to July 22, 2039
	(4)	Exercise price per share
¥1
	(5)	Conditions for exercise of the rights
A holder of a stock acquisition right may exercise his/her right only within 10 days from the day following the date on which the holder lost his/her status as Director of the Bank.

	Description of stock acquisition rights, etc.		Number of persons granted
Directors (Excluding Outside Directors)	(1)	Name	2 directors
8th Stock Acquisition Rights
	(2)	Class and number of underlying stocks
Common stock 23,500 shares
	(3)	Exercise period
From July 28, 2015 to July 27, 2040
	(4)	Exercise price per share
¥1
	(5)	Conditions for exercise of the rights
A holder of a stock acquisition right may exercise his/her right only within 10 days from the day following the date on which the holder lost his/her status as Director of the Bank.
	(1)	Name	2 directors
9th Stock Acquisition Rights
	(2)	Class and number of underlying stocks
Common stock 44,600 shares
	(3)	Exercise period
From July 26, 2016 to July 25, 2041
	(4)	Exercise price per share
¥1
	(5)	Conditions for exercise of the rights
A holder of a stock acquisition right may exercise his/her right only within 10 days from the day following the date on which the holder lost his/her status as Director of the Bank.
	(1)	Name	2 directors
10th Stock Acquisition Rights
	(2)	Class and number of underlying stocks
Common stock 42,000 shares
	(3)	Exercise period
From July 25, 2017 to July 24, 2042
	(4)	Exercise price per share
¥1
	(5)	Conditions for exercise of the rights
A holder of a stock acquisition right may exercise his/her right only within 10 days from the day following the date on which the holder lost his/her status as Director of the Bank.
	(1)	Name	3 directors
11th Stock Acquisition Rights
	(2)	Class and number of underlying stocks
Common stock 66,400 shares
	(3)	Exercise period
From July 24, 2018 to July 23, 2043
	(4)	Exercise price per share
¥1
	(5)	Conditions for exercise of the rights
A holder of a stock acquisition right may exercise his/her right only within 10 days from the day following the date on which the holder lost his/her status as Director of the Bank.

	Description of stock acquisition rights, etc.		Number of persons granted
Directors (Excluding Outside Directors)	(1)	Name	5 directors
12th Stock Acquisition Rights
	(2)	Class and number of underlying stocks
Common stock 97,300 shares
	(3)	Exercise period
From July 23, 2019 to July 22, 2044
	(4)	Exercise price per share
¥1
	(5)	Conditions for exercise of the rights
A holder of a stock acquisition right may exercise his/her right only within 10 days from the day following the date on which the holder lost his/her status as Director of the Bank.
	(1)	Name	6 directors
13th Stock Acquisition Rights
	(2)	Class and number of underlying stocks
Common stock 132,500 shares
	(3)	Exercise period
From July 21, 2020 to July 20, 2045
	(4)	Exercise price per share
¥1
	(5)	Conditions for exercise of the rights
A holder of a stock acquisition right may exercise his/her right only within 10 days from the day following the date on which the holder lost his/her status as Director of the Bank.
	(1)	Name	7 directors
14th Stock Acquisition Rights
	(2)	Class and number of underlying stocks
Common stock 130,700 shares
	(3)	Exercise period
From July 20, 2021 to July 19, 2046
	(4)	Exercise price per share
¥1
	(5)	Conditions for exercise of the rights
A holder of a stock acquisition right may exercise his/her right only within 10 days from the day following the date on which the holder lost his/her status as Director of the Bank.
Outside Directors	―
Audit & Supervisory Board Members	―

(2) Stock acquisition rights, etc. of the Bank granted to employees, etc. during the fiscal year

There are no matters to report.

2	Basic Policy Concerning Requirements for the Person Controlling Decisions of Financial and Business Policies

There are no matters to report.

3	Systems to Ensure the Properness of Business Activities

(1) Outline of Status of Establishment of Systems to Ensure the Properness of Business Activities

Matters concerning systems to ensure the properness of business activities determined by the Board of directors of the Bank as of March 31, 2022 are as follows:

A. Systems to ensure that the execution of duties of Directors and employees complies with laws and regulations and the Articles of Incorporation

(A) The Bank shall define and publicly announce the Corporate Governance Principle as its basic policies for such matters as corporate governance, corporate ethics, and disclosure of information to enhance corporate value and carry out its corporate social responsibility, and comply with laws, regulations, its Articles of Incorporation, and the Corporate Governance Principle.

(B) The Board of Directors shall operate appropriately in accordance with the Regulations of the Board of Directors. The Board of Directors shall be held at least once a month in principle to maintain close communication and supervise the status of business operations with one another, and shall thus endeavor to establish systems to ensure appropriate business operations and prevent and control any conduct in breach of laws and regulations.

(C) The Bank shall define the Basic Policy against Antisocial Forces, observe the code of conduct as a sensible corporate citizen, and eliminate any relationship whatsoever with antisocial forces.

(D) The Bank shall define the Compliance Basic Policy under the Compliance Management Rules and set out the Standards of Practice for Group-wide Compliance under the Compliance Manual, which shall be observed by everyone working for the Bank. In addition, the Board of Directors shall determine the Compliance Program (practical plan for group-wide compliance) for each fiscal year, which shall be implemented across the board.

(E) The Bank shall establish an internal reporting system and a whistle-blowing system designed to prevent any breach of laws, regulations, or internal rules and promptly respond to any event that has already occurred, and shall endeavor to operate such systems appropriately.

(F) The internal audit section shall conduct internal audits as an organization that directly reports to the Board of Directors, independent of execution departments. In addition, Audit & Supervisory Board Members shall audit the execution of duties of Directors in accordance with the Regulations of the Audit & Supervisory Board and the Audit Standards for Audit & Supervisory Board Members.

B. Systems related to the retention and management of information pertaining to the execution of duties of Directors

(A) The Bank shall retain and manage documents, etc. pertaining to the execution of duties of Directors pursuant to laws and regulations and conduct appropriate retention and management thereof in accordance with the information management regulations and other relevant rules.

(B) The Bank shall take appropriate security measures for information assets mainly in accordance with the information management regulations and review the system as necessary, for example, by introducing new methods and media, etc. for information storage and establishing preventive measures for any information leakage.

C. Rules and other systems related to management of the risk of loss

(A) With regard to regulations or other systems concerning the management of any risk of loss, the Bank shall manage all risks comprehensively by appointing departments in charge of each risk of loss under its Integrated Risk Management Regulations, as well as the departments that comprehensively monitor and manage all risks.

(B) The Bank shall maintain and enhance systems for appropriately handling any risk identified and emergency in accordance with its Integrated Risk Management Regulations, the Emergency Management Regulations, or the like.

(C) The Bank shall monitor and extract new risk of loss and endeavor to establish and operate the risk management system to minimize expansion of damage in the event of contingency.

D. Systems to ensure that the execution of duties of Directors is performed efficiently

(A) The Board of Directors shall be held at least once a month in principle in accordance with the Regulations of the Board of Directors to ensure that the execution of duties of Directors is performed efficiently. The Board of Directors shall delegate the authorities to discuss and make decisions on matters concerning general business management and matters requiring general coordination in day-to-day business operations to the Management Committee, composed of Managing Executive Officers and/or officers with higher titles. With regard to the important matters concerning the Bank’s management policies and management strategies which have been already deliberated on by the Management Committee, the Board of Directors shall make decisions on execution thereof.

(B) With regard to business execution based on a decision made by the Board of Directors, the Bank shall specify division of duties, execution authority, etc. in the Regulations of Office Organization and the Regulations on Administrative Authority, etc., and review these regulations as necessary to maintain a system for the efficient business execution.

E. Systems to ensure the properness of business activities in a business group comprised of the Bank and consolidated subsidiaries

(A) Regarding reporting to the Bank on matters related to the execution of duties of Directors and equivalents of consolidated subsidiaries and other group companies, the Bank shall specify matters subject to reporting and frequency of reporting in its Regulations for Management of Group Companies, etc.

(B) The Bank shall manage possible risk of losses of consolidated subsidiaries and other group companies comprehensively by specifying the Planning and Coordination Department and departments in charge of outsourcing as departments in charge of risk related to group companies in the Integrated Risk Management Regulations developed by the Bank.

(C) To ensure the efficient execution of duties of Directors and equivalents of consolidated subsidiaries and other group companies, the Bank shall define matters to be consulted with the Bank in the Regulations for Management of Group Companies, etc., and establish systems under which financial results, management plans and other important matters shall be regularly reported to the Management Committee and the Board of Directors and equivalents. Furthermore, liaison conferences of representatives, liaison conference for administrative affairs and the like shall be held regularly to seek cooperation with group companies.

(D) To ensure that the execution of duties of Directors and equivalents and employees of consolidated subsidiaries and other group companies is in compliance with laws, regulations and the Articles of Incorporation, the Bank shall define that the Regulations for Management of Group Companies, etc. shall require a group company to establish rules in accordance with the Bank’s risk management-related regulations. In addition, the Bank shall conduct internal audit based on a separate agreement with a group company and verify the appropriateness of business operations of the group company by such means as internal controls over financial reporting and auditing by Audit & Supervisory Board Members.

F. Matters related to the independence of an employee appointed to assist the duties of Audit & Supervisory Board Members from Directors and matters related to ensuring the effectiveness of instructions given by Audit & Supervisory Board Members to the said employee

(A) The secretariat of the Audit & Supervisory Board is in place as an organization independent of the business execution department.

(B) Employees assisting the duties of Audit & Supervisory Board Members shall be assigned to the secretariat of the Audit & Supervisory Board.

(C) Employees assisting the duties of Audit & Supervisory Board Members shall be exclusively assigned to assist their duties under the instructions from the Audit & Supervisory Board Members, independently of Directors.

(D) Personnel changes, personnel appraisal, etc. of employees assisting the duties of Audit & Supervisory Board Members shall be subject to consent of Audit & Supervisory Board Members.

G. Systems for Directors and employees of the Bank, and Directors and Audit & Supervisory Board Members, etc., and employees of consolidated subsidiaries and other group companies or persons who receive reports from them to report to Audit & Supervisory Board Members of the Bank, and systems for ensuring that persons who make a report are not treated disadvantageously due to making said report

(A) The Bank’s internal audit section shall regularly report to the Bank’s Audit & Supervisory Board Members on the status of internal audit. Further, the Bank’s integrated risk management section shall regularly report to the Bank’s Audit & Supervisory Board Members on the status of compliance, risk management and other relevant matters.

(B) When officers and employees of the Bank and group companies detect any shall report on any violation, etc. of laws, regulations or the like or any fact that may cause significant damage, they shall inform immediately the Bank’s compliance management section thereof by the method specified by the Compliance Manual, etc. The Bank’s compliance management section shall promptly inform the Bank’s Audit & Supervisory Board Members of such fact.

(C) Sections in charge of receiving reports via the whistle-blowing system shall immediately inform the Bank’s Audit & Supervisory Board Members of the status of whistle-blowing.

(D) The Bank shall specify in the Compliance Manual that the person who made a report pursuant to the preceding items (B) or (C) shall not be treated disadvantageously due to making said a report, and appropriately manage such report in consideration for protection of privacy.

H. Matters related to policies concerning the procedure for advance payment or reimbursement of expenses that arise with regard to execution of duties of Audit & Supervisory Board Members or any other processing of expenses or obligations that arise with regard to execution of said duties

(A) When an Audit & Supervisory Board Member claims from the Bank advance payment, etc. of expenses pertaining to his/her duties in accordance with the Companies Act, the relevant payment shall be promptly processed unless such expenses, etc. are deemed unnecessary for the execution of duties of such Audit & Supervisory Board Member.

(B) The Audit & Supervisory Board shall budget expenses deemed necessary for the execution of duties of Audit & Supervisory Board Members in advance.

I.	Other systems to ensure that audits by Audit & Supervisory Board Members are performed effectively

(A) Directors and employees of the Bank and group companies shall make necessary report for the execution of duties of Audit & Supervisory Board Members of the Bank in accordance with the Audit Standards for Audit & Supervisory Board Members established by the Audit & Supervisory Board. In addition, they shall make appropriate reports promptly if so requested by Audit & Supervisory Board Members of the Bank in relation to business execution.

(B) Audit & Supervisory Board Members shall ensure the effectiveness of their audits by such means as attending the Board of Directors and other important meetings and cooperating with the internal audit section, Account Auditing Company, and Audit & Supervisory Board Members of group companies.

(C) Audit & supervisory board members shall regularly exchange opinions with Representative Directors.

(2) Outline of Status of Operation of Systems to Ensure the Properness of Business Activities

The status of operation of systems to ensure the properness of business activities for the period from April 1, 2021 to March 31, 2022 is as follows:

A. Systems to ensure that the execution of duties of Directors and employees complies with laws and regulations and the Articles of Incorporation

The Bank has put in place the system for ensuring that every person working for the Bank carries out their duties in compliance with laws and regulations by implementing the Compliance Program (implementation plan for group-wide compliance) that is determined by the Board of Directors for each fiscal year. Working together with the police, the Bank has eliminated any deal with antisocial forces.

B. Systems related to the retention and management of information pertaining to the execution of duties of Directors

Any information in relation to the execution of duties of Directors has been retained and managed appropriately.
In addition, initiatives for enhancing information security and preventing information leakage have remained in place.

C. Rules and other systems related to management of the risk of loss

The Bank has comprehensively managed any possible risk of losses, and taken measures to minimize the scale of damage from any risk identified.

D. Systems to ensure that the execution of duties of Directors is performed efficiently

Decisions concerning execution of business operations are being made promptly at the Management Committee as well as the Board of Directors. Each Director has efficiently perform his/her duties entrusted in accordance with the Regulations on Administrative Authority, etc.

E. Systems to ensure the properness of business activities in a business group comprised of the Bank and consolidated subsidiaries

Systems for management of various risks of group companies are being developed, and important matters in relation to group company management are being reported to the Board of Directors and the Management Committee. In addition, the Bank’s Internal Audit Department and Audit & Supervisory Board Members have verified the appropriateness of business operations of consolidated subsidiaries.

F. Matters related to the independence of an employee appointed to assist the duties of Audit & Supervisory Board Members from Directors and matters related to ensuring the effectiveness of instructions given by Audit & Supervisory Board Members to the said employee

The Bank has ensured the effectiveness of audits of Audit & Supervisory Board Members by continuing assigning employees who assist their duties independently of Directors.

G. Systems for Directors and employees of the Bank, and Directors and Audit & Supervisory Board Members, etc., and employees of consolidated subsidiaries and other group companies or persons who receive reports from them to report to Audit & Supervisory Board Members of the Bank, and systems for ensuring that persons who make a report are not treated disadvantageously due to making said report

Systems whereby officers and employees of the Bank, consolidated subsidiaries and other group companies, etc. shall make report to Audit & Supervisory Board Members of the Bank have been in place and managed appropriately. The Regulations specify that a person who made a report shall not be treated disadvantageously due to making said report.

H. Matters related to policies concerning the procedure for advance payment or reimbursement of expenses that arise with regard to execution of duties of Audit & Supervisory Board Members or any other processing of expenses or obligations that arise with regard to execution of said duties

Expenses necessary for the execution of duties of Audit & Supervisory Board Members are budgeted. Claimed expenses for auditing have been promptly processed.

I.	Other systems to ensure that audits by Audit & Supervisory Board Members are performed effectively

The effectiveness of audits of Audit & Supervisory Board Members has been ensured particularly by establishing the system for making appropriate reports to Audit & Supervisory Board Members, including matters subject to reporting and investigation stipulated in the Companies Act as rights of Audit & Supervisory Board Members.

4	Matters Related to Specified Wholly-owned Subsidiary Company

There are no matters to report.

5	Matters Related to Transactions with Parent Company, etc.

There are no matters to report.

6	Others

There are no matters to report.

Non-consolidated Statement of Changes in Equity for the Fiscal Year Ended March 31, 2022
(from April 1, 2021 to March 31, 2022)

(Millions of yen)

	Shareholders’ equity
	Share capital	Capital surplus			Retained earnings
		Legal capital surplus	Other capital surplus	Total capital surplus	Legal retained earnings
Balance at the beginning of current period	52,243	29,609	2,954	32,563	47,610
Cumulative effects in accounting policies
Balance as of the beginning of the period reflecting changes in accounting policies	52,243	29,609	2,954	32,563	47,610
Changes of items during the period
Dividends of surplus
Provision of reserve for tax purpose reduction entry of non-current assets
Reversal of reserve for tax purpose reduction entry of non-current assets
Provision of general reserve
Profit
Acquisition of treasury share
Cancellation of treasury share			(5)	(5)
Net changes of items other than shareholders’ equity
Total changes of items during the period	—	—	(5)	(5)	—
Balance at the end of current period	52,243	29,609	2,948	32,557	47,610

(Millions of yen)

	Shareholders’ equity
	Retained earnings				Treasury shares	Total shareholders’ equity
	Other retained earnings			Total retained earnings
	Reserve for tax purpose reduction entry of non-current assets	General reserve	Retained earnings brought forward
Balance at the beginning of current period	869	388,600	25,158	462,238	(11,629)	535,415
Cumulative effects in accounting policies			(211)	(211)		(211)
Balance as of the beginning of the period reflecting changes in accounting policies	869	388,600	24,947	462,027	(11,629)	535,204
Changes of items during the period
Dividends of surplus			(6,854)	(6,854)		(6,854)
Provision of reserve for tax purpose reduction entry of non-current assets	251		(251)	—		—
Reversal of reserve for tax purpose reduction entry of non-current assets	(25)		25	—		—
Provision of general reserve		11,000	(11,000)	—		—
Profit			22,396	22,396		22,396
Acquisition of treasury share					(0)	(0)
Cancellation of treasury share					53	48
Net changes of items other than shareholders’ equity
Total changes of items during the period	225	11,000	4,316	15,541	53	15,590
Balance at the end of current period	1,095	399,600	29,263	477,569	(11,576)	550,794

(Millions of yen)

	Valuation and translation adjustments			Share Acquisition Rights	Total net assets
	Valuation difference on available-for-sale securities	Deferred gain or loss on hedges	Total valuation and translation adjustments
Balance at the beginning of current period	292,709	4,426	297,136	272	832,824
Cumulative effects in accounting policies					(211)
Balance as of the beginning of the period reflecting changes in accounting policies	292,709	4,426	297,136	272	832,613
Changes of items during the period
Dividends of surplus					(6,854)
Provision of reserve for tax purpose reduction entry of non-current assets					—
Reversal of reserve for tax purpose reduction entry of non-current assets					—
Provision of general reserve					—
Profit					22,396
Acquisition of treasury share					(0)
Cancellation of treasury share					48
Net changes of items other than shareholders’ equity	(25,435)	11,243	(14,191)	(0)	(14,191)
Total changes of items during the period	(25,435)	11,243	(14,191)	(0)	1,398
Balance at the end of current period	267,274	15,670	282,945	271	834,011

Notes to Non-consolidated Financial Statements

Yen figures have been rounded down to the nearest million yen.

I	Significant Accounting Policies

1. Standards for Valuation of Trading Assets and Liabilities and Presentation of Income and Expenses

Transactions for purposes of seeking to capture gains arising from short-term changes in interest rates, currency exchange rates, or market prices of securities and other market-related indices or from gaps among markets (hereinafter referred to as “Trading Purposes”) are included in "Trading Assets" and "Trading Liabilities" in the balance sheet on a trade-date basis and income and expenses arising from such transactions are included in “Trading Income” and “Trading Expenses” in the statement of income.

As for valuation of Trading Assets and Liabilities, trading securities and monetary claims bought for Trading Purposes are stated at fair value at the balance sheet date. Trading-related financial derivatives, such as swaps, futures, and options are stated at amounts that would be received or paid for settlement if such transactions were terminated at the balance sheet date.

Trading Income and Trading Expenses include the interest received and interest paid during the fiscal year, the gains or losses resulting from any change in the value of securities and other monetary claims between the beginning and the end of the fiscal year and the gains or losses resulting from any change in the value of financial derivatives between the beginning and the end of the fiscal year, assuming they were settled at the end of the fiscal year.

For financial derivatives, the fair value of each group of financial assets and financial liabilities is calculated based on the net assets or liabilities of financial assets and financial liabilities offset with respect to specific market risks or specific credit risks.

2. Valuation Standards and Methods of Securities

(1) For valuation of securities, held-to-maturity debt securities are stated at amortized cost computed using straight-line method, stocks in subsidiaries and associated companies, etc. are carried at cost determined by the moving-average method, and other securities are calculated using the market value method (cost of sales is calculated mainly by the moving average method). Non-marketable available-for-sale securities are stated at cost using the moving-average method.

Unrealized gains and losses, net of applicable taxes, are reported in a separate component of equity.

(2) Securities included in the money held in trust constituting trust property are stated in the same method as (1) above.

3. Valuation Standards and Methods of Derivatives

Derivatives, excluding transactions for Trading Purposes, are stated at fair value.

The fair value of each group of financial assets and financial liabilities is calculated based on the net assets or liabilities of financial assets and financial liabilities offset with respect to specific market risks or specific credit risks.

4. Depreciation and Amortization of Fixed Assets

(1) Tangible fixed assets (excluding leased assets)

Depreciation for tangible fixed assets is computed under the declining-balance method. The estimated useful lives are principally as follows:

Buildings	3 to 50 years
Others	3 to 20 years

(2) Intangible fixed assets (excluding leased assets)

Intangible fixed assets are depreciated using the straight-line method. Capitalized software for internal use is depreciated over its estimated useful life (five years) as determined by the Bank.

(3) Leased assets

Property, plant, and equipment in relation to leased assets under finance lease transactions that do not transfer ownership and leased assets under intangible fixed assets are depreciated by applying the straight-line method using the lease term as the useful life. Residual values are computed at the amount of residual values guaranteed under lease contracts, and otherwise at zero.

5. Translation of Foreign Currency-denominated Assets and Liabilities into Japanese Yen

Assets and liabilities denominated in foreign currencies held domestically and the accounts of the Bank’s overseas branch are translated into Japanese yen generally at the exchange rates prevailing on the balance sheet date.

6. Recognition Standards for Allowances and Provisions

(1) Allowance for loan losses

The allowance for loan losses is recorded as follows in accordance with predetermined amortization and allowance standards.

• Bankrupt: Borrowers in which facts of legal or formal management failure have occurred, such as bankruptcy, corporate rehabilitation, and transaction suspension at a clearing house

• Defacto Bankrupt: Borrowers who are unable to meet their obligations

• In Danger of Bankruptcy: Borrowers who are not currently in a state of bankruptcy but are likely to fall into bankruptcy in the future

• Need Special Attention: Borrowers who need to manage all or part of the loans requiring attention (loan conditions relaxed loans and loans overdue for three months or more)

• Need Attention: Borrowers who have problems with lending conditions or repayment performance, business conditions are sluggish or unstable, and need to be managed in the future

• Normal: Borrowers with good performance and no financial problems

(i) Loans to “Bankrupt” and “Defacto Bankrupt,” the expected amount of collateral disposal and the expected amount of recovery by guarantee are deducted from the amount of the loan.

(ii) Loans to “In Danger of Bankruptcy,” the expected amount of collateral disposal and the expected amount of recovery by guarantee are deducted from the amount of the loan. Of the remaining balance (hereinafter referred to as "non-conservation amount"), the amount deemed necessary is recorded. For example:

(a) For loans to large borrowers provided with a certain credit limit or above, the Bank comprehensively judges a borrower’s situation and estimates a recoverable amount by cash flow and the balance of non-conservation amounts less such cash flow is recognized as the allowance for loan losses (“the collectible amount from cash flow method”).

(b) For loans to borrowers other than the item (a) above, the amount estimated by multiplying non-conservation amounts by the expected loss rate calculated from the probability of default in the past certain period is recognized as the allowance for loan losses.

(iii) For loans to large borrowers provided with a certain credit limit or above among borrowers categorized as “Need Special Attention” and “Need Attention,” the difference between the cash flow “the discounted cash flow method” discounted at the original contracted interest rate and the carrying amount of the receivable would be recorded as the allowance for loan losses.

(iv) For loans to “Need Special Attention” and “Need Attention” other than (iii), and “Normal,” the allowance for loan losses is recorded based on the expected loss rate calculated from the probability of default in the past certain period.

(Note) 1. Grouping in calculating the probability of default

The probability of default is allocated to six categories, including one “Normal” division, three “Need Attention” divisions (including top level and lower level of “Need Attention” divisions and “Need Special Attention” division), and two “In Danger of Bankruptcy” divisions.
* “Need Attention” divisions are classified according to the comprehensive judgment of the creditworthiness of the borrowers and the existence of loans with relaxed loan terms.

2. A certain period in which the expected loss rate will be estimated in the future

Allowance for loan losses is determined based on the expected loss rate for “Normal” borrowers over the next one year, for borrowers of “Need Attention” and “Need Special Attention” over the period corresponding to the average remaining life of the loans, and for “In Danger of Bankruptcy” borrowers over the next three years. (The average remaining period is 39 months for top level of “Need Attention,” 43 months for lower level of “Need Attention,” and 46 months for “Need Special Attention.”)

3. Adjustment and determination of the probability of default based on future prospects, etc.

The probability of default used to calculate the allowance is determined by comparing the average value of the last three determination periods with the long-term average value, considering the entity’s business cycle. The average value for the last three determination periods is calculated by including necessary revisions such as the current circumstances and future projections.

Based on the self-assessment standard of assets, all receivables are assessed by the asset assessment section, which is independent from the sales section, and the internal audit section provides an assessment of these results.

(2) Provision for retirement benefits

To provide for employee retirement benefits, the Bank accounts for the liability for retirement benefits based on the projected benefit obligations and plan assets at the balance sheet date. The projected benefit obligations are attributed to periods up to the end of the fiscal year ended March 31, 2022 on a benefit formula basis. Actuarial gains and losses are recognized in profit or loss as follows:

Actuarial gains and losses	The amount prorated by the straight-line method over a certain number of years (10 years) within the average remaining service period of employees for each fiscal year is recognized in profit and loss for the following fiscal year and beyond.

(3) Provision for reimbursement of deposits

A provision for reimbursement of deposits, which were derecognized as liabilities under certain conditions, is provided for possible losses on future claims of withdrawal based on historical reimbursement experience.

(4) Provision for contingent loss

A provision for contingent loss is provided for the contribution to the National Federation of Credit Guarantee Corporations' liability sharing program and is recorded in the amount of estimated future contributions based on subrogate performance, etc. The rate of subrogate performance is calculated for the same period as the determination period of the expected loss rate for the allowance for loan losses.

7. Recognition Standards for Income and Expenses

The Group applies the "Accounting Standards for Revenue Recognition" (ASBJ Guidance No.29, March 31, 2020) and recognizes revenue at the time in exchange for transferring promised goods or services to a customer, and the amount expected to be received in exchange for goods or services.

8. Hedge Accounting

(1) Hedge accounting for interest rate risk

The Bank applies portfolio hedging accounting to hedges of interest rate risk associated with financial assets and liabilities in accordance with “Accounting and Auditing Treatments on the Application of Accounting Standards for Financial Instruments in the Banking Industry” (Industry Committee Practical Guidelines No.24 issued by the Japanese Institute of Certified Public Accountants ("JICPA") on March 17, 2022; hereinafter referred to as the “Industry Committee Practical Guidelines No.24”) A portfolio of hedged items, such as deposits or loans with common maturities, is matched with a group of hedging instruments, such as interest rate swaps, which offset the effect of fair value fluctuations of the hedged items by identified maturities. The effectiveness of the portfolio hedge is assessed by each group. The effectiveness of cash flow hedging to protect the Group’s cash flow against fluctuations is assessed by verifying a correlation between factors affecting interest rate fluctuations for hedged items and hedging instruments.

(2) Hedge accounting for foreign currency risk

Currency swap and foreign exchange swap transactions associated with financial assets and liabilities denominated in foreign currencies are accounted for using deferral hedge accounting by fully applying “Accounting and Auditing Treatments for Foreign Currency Transactions in the Banking Industry” (Industry Committee Practical Guidelines No.25 issued by JICPA on October 8, 2020; hereinafter referred to as the “Industry Committee Practical Guidelines No.25”).

Under deferral hedge accounting, hedged items are identified by grouping the foreign currency-denominated financial assets and liabilities by currencies and designating derivative transactions, such as currency swap transactions and forward exchange contracts as hedging instruments. Hedge effectiveness is reviewed by comparing the total foreign currency position of the hedged items and hedging instruments by currency.

For hedging the foreign currency exposure of foreign currency-denominated securities (other than debt securities), which were designated in advance, deferral hedge accounting and fair value hedge accounting are adopted on a portfolio basis when the cost of the hedged securities is covered with offsetting liabilities denominated in the same foreign currency as the hedged securities.

(3) Intercompany and intracompany transactions, etc.

With respect to derivative transactions between Trading accounts and other accounts, the Bank manages interest rate swap and currency swap transactions designated as hedging instruments in accordance with the strict hedging criteria for external mirror transactions stipulated in the Industry Committee Practical Guidelines No.24 and the Industry Committee Practical Guidelines No.25. Therefore, the Bank accounts for the gains and losses on these swap transactions in its earnings or defers until maturity as deferred gain (loss) under hedge accounting in a separate component of equity.

Deferred hedging and interest rate swaps are exceptionally applied to some of the assets and liabilities.

II       Change in Accounting Policies

1. Application of Accounting Standards for Revenue Recognition, etc.

Effective April 1, 2021, the Bank adopted ASBJ Statement No.29, “Accounting Standard for Revenue Recognition” issued on March 31, 2020 (hereinafter referred to as the “Accounting Standards for Revenue Recognition”), etc.

As a result, the Bank decided to recognize revenue when the service was provided, not when the consideration was received as before.

According to the transitional measures prescribed in the proviso of paragraph 84 of the Accounting Standards for Revenue Recognition, the Bank has recognized the cumulative effect of applying accounting standards for revenue recognition as an adjustment to the opening balance of retained earnings at the beginning of the fiscal year ended March 31, 2022, as its first reporting period under the new accounting policy.

The impact on profit before income taxes for the current fiscal year is immaterial.

2. Appling Accounting Standard for Fair Value Measurement

Effective April 1, 2021, the Bank adopted ASBJ Statement No.30, “Accounting Standard for Fair Value Measurement” issued on July 4, 2019 (hereinafter referred to as the “Accounting Standard for Fair Value Measurement”), etc.

In accordance with the transitional treatment stipulated in paragraph 20 of the Accounting Standard for Fair Value Measurement, which requires reflecting credit risk of a counterparty and its own in fair value of derivative transactions, the cumulative impact of retroactive application of the new accounting policy is added to or subtracted from retained earnings at the beginning of the current fiscal year. As a result, Trading Assets at the beginning of the current fiscal year decreased by ¥21 million, other assets decreased by ¥139 million, Trading Liabilities increased by ¥12 million, other liabilities increased by ¥129 million, deferred tax debt decreased by ¥91 million, and retained earnings decreased by ¥211 million. The impact on profit before income taxes for the current fiscal year is immaterial.

III       Changes in Presentation

The Bank revised the recognition method for dividends received from its contracts of group credit life insurance, etc., previously recorded as other income due to changes in contracts related to premiums paid and dividends received for some group credit life insurances and expected increase in such insurance contracts. As a result of examination, the Bank concluded that it was more appropriate to recognize the balance of premiums paid less dividends received as expenses from perspectives of presenting insurance premiums payable, and recognized such amount as fees and commissions from the fiscal year ended March 31, 2022.

IV       Significant Accounting Estimates

Allowance for loan losses

(1) Amounts recorded in the financial statements for the year ended March 31, 2022

Allowance for loan losses was ¥35,232 million

Of the above, allowance for loan losses by “the collectible amount from cash flow method” was ¥12,698 million, whereas allowance for loan losses by “the discounted cash flow method” was ¥3,078 million.

(2) Information that contributes to understanding the content of significant accounting estimates for the identified item

For particulars to be noted for this matter, please see the Notes to Consolidated Financial Statements.

V       Notes

(Balance Sheet)

1. The securities placed under unsecured lending agreements are included in government bonds in the amount of ¥193,771 million.

2. Loans under the Banking Act and the Act on Emergency Measures for the Revitalization of the Financial Functions are as follows. Loans include, in the consolidated balance sheet, corporate bonds in “Securities” (limited to those for which payment of principal and interest is guaranteed in whole or in part, and the issuance of such bonds is through private placement of securities (stipulated in Article 2, Paragraph 3 of the Financial Instruments and Exchange Act)), loans and bills discounted, foreign exchanges, accrued interest and suspense payables in “Other assets,” customers’ liabilities for acceptances and guarantees and securities in the case of loaned securities in the notes to the non-consolidated balance sheet (limited to only those subject to a usage and lending or lending agreement).

Bankrupt and quasi-bankrupt loans	¥6,174 million
Doubtful loans	¥77,767 million
Three months or more past due loans	¥1,725 million
Restructured loans	¥20,466 million
Total	¥106,134 million

“Bankrupt and quasi-bankrupt loans” refers to the loans to customers in bankrupt such as insolvency, company rehabilitation, civil rehabilitation, etc., and to customers in quasi-bankrupt conditions.

“Doubtful loans” refers to the loans, excluding “Bankrupt and quasi-bankrupt loans,” for which substantial doubt is judged to exist as to ultimate collectability of either principal or interest because of the deterioration in business results and financial conditions of customers who are not in bankrupt.

“Three months or more past due loans” refers to the loans, either principal or interest payment of which is contractually past due three months or more from the next day of the due date, excluding “Bankrupt and quasi-bankrupt loans” and “Doubtful loans.”

“Restructured loans” refers to the loans to customers, excluding “bankrupt and quasi-bankrupt loans,” “Doubtful loans” and “Three months or more past due loans,” on which the Bank granted concessions such as reduction of the stated interest rate, extension of maturity date, debt forgiveness, and other arrangements favoring customers to support for their management reconstruction.

Allowance for loan losses is not deducted from the amounts stated above.

(Changes in Presentation)

Following the “Cabinet Office Order to Amend the Ordinance for Enforcement of the Banking Act, etc.” (Cabinet Office Ordinance No.3, January 24, 2020) effective on March 31, 2022, the classification, etc. of risk-monitored loans under the Banking Act is presented in accordance with the classification, etc. under the Act on Emergency Measures for the Revitalization of the Financial Functions.

3. In accordance with the Industry Committee Practical Guidelines No.24, bills discounted are accounted for as financial transactions. As a result, the Bank has the right to sell or pledge commercial bills and foreign exchanges bills bought without restrictions. Face value of these bills amounted to ¥16,831 million.

4. Assets pledged as collateral as of March 31, 2022 consisted of the following:

Assets pledged:

Trading assets	¥5,999 million
Securities	¥1,298,835 million
Loans and bills discounted	¥1,652,965 million
Cash (other assets)	¥408 million

Related liabilities:

Deposits	¥66,030 million
Cash collateral received for securities lent	¥322,484 million
Borrowed money	¥2,073,288 million

In addition, securities of ¥1,194 million, cash (other assets) of ¥25 million, and deposits to central counterparty (other assets) of ¥56,733 million are pledged as collateral for transactions, such as exchange settlement transactions, or as substitute securities for initial margin on futures transactions.

“Other assets” includes guarantee deposits of ¥578 million.

5. Overdraft contracts and contracts for loan commitments are those by which the Bank is bound to extend loans up to a prearranged amount, upon the request of customers, unless the customer is in breach of contract conditions.

Unfunded amounts relating to these contracts totaled ¥1,605,542 million. Of these contracts, loan commitments with a maturity of one year or less amounted to ¥1,470,567 million.

As a large majority of these commitments expire without being drawn down upon, the unfunded amounts do not necessarily represent the Bank’s future cash requirements. Many of these agreements include conditions granting the Bank the right to reject the drawdown or to reduce the amount on the basis of changes in the financial circumstances of the borrower or other reasonable grounds. In addition, the Bank obtains collateral when necessary to reduce credit risk at the execution of the contracts, and after the contracts are signed, take necessary measures, such as regularly monitoring customers’ financial positions in accordance with the Bank’s internal procedures, revising contracts when such needs arise and securing claims.

6. Accumulated depreciation of tangible fixed assets	¥63,764 million
7. Deferred gains on tangible fixed assets deductible for tax purposes	¥7,788 million

8. The Bank’s guarantee obligations for bonds in private placement (defined in Paragraph 3, Article 2 of the Financial Instruments and Exchange Act) included in securities were ¥53,313 million.

9. Monetary claims against Directors and Audit & Supervisory Board Members due to transactions with them	¥7 million
10. Monetary claims against subsidiaries and affiliated companies	¥43,928 million
11. Monetary liabilities against subsidiaries and affiliated companies	¥42,374 million

(Statement of Income)

1. Income from transactions with subsidiaries and affiliated companies
Interest income earned - total	¥190 million
Fees and commissions earned - total	¥531 million
Other operating income and other ordinary income earned - total	¥53 million
Expenses from transactions with subsidiaries and affiliated companies
Interest expenses incurred - total	¥2 million
Fees and commissions incurred - total	¥2,293 million
General and administrative expenses - total	¥2,069 million
2. Notes to transactions with related parties
Subsidiaries and affiliates, etc.

Category	Company name	Equity ratio	Relationship with related parties	Details of transaction	Transaction amount	Account name	Balance at the end of current period
Subsidiary	Hachijuni Credit Guarantee Co., Ltd.	Directly owned 100.0%	Guaranteeing the Bank’s loans, and appointment of Director	Guaranteeing of the Bank’s loans	¥1,239,834 million	—	—
				Subrogation payment associated with the above	¥806 million	—	—

Loans extended by the Bank are guaranteed by Hachijuni Credit Guarantee Co., Ltd. Guarantee commissions are directly paid by a borrower of each loan, and paid by the Bank for some loans, which amounted to ¥2,214 million. Conditions for transactions are fixed through consultation in each case.

(Non-consolidated Statement of Changes in Equity)

Classes and number of treasury share

(Thousands of shares)

	Number of shares at the beginning of the period	Number of shares increased during the period	Number of shares decreased during the period	Number of shares at the end of the period	Remarks
Treasury shares
Common stock	21,544	0	100	21,445	(Note)

(Note) Treasury share increased by 0 thousand shares due to the purchase request for shares constituting less than one unit. Treasury share decreased by 99,000 shares due to the excise of stock acquisition rights and by 0 thousand shares due to the purchase increase request for shares constituting less than one unit.

(Securities)

In addition to "Government bonds,” “Local government bonds,” “Corporate bonds,” “Stocks,” and “Other securities" in the balance sheet, also presented are beneficial interests in trust investments within the item “Monetary claims bought,” “Trading securities,” and “Other trading account assets.”

1. Securities for trading purposes (as of March 31, 2022)

Valuation difference included in income for the year ended March 31, 2022 (millions of yen)
Securities for trading purposes	(2)

2. Stocks in subsidiaries and affiliated companies (as of March 31, 2022)

None

(Note) Amount on balance sheet of non-marketable equity securities that are not included above

Amount on Balance sheet (Millions of yen)
Stocks in subsidiaries	14,808
Investment in partnerships	1,142
Total	15,950

3. Available-for-sale securities (as of March 31, 2022)

	Category	Amount on Balance sheet (Millions of yen)	Acquisition cost (Millions of yen)	Difference (Millions of yen)
Securities for which the amount on balance sheet exceeds the acquisition cost	Stocks	483,473	91,306	392,167
	Bonds	550,465	534,855	15,609
	Government bonds	241,606	227,839	13,767
	Local government bonds	169,747	168,938	808
	Corporate bonds	139,110	138,078	1,032
	Others	279,538	259,557	19,980
	Foreign securities	159,251	154,259	4,991
	Subtotal	1,313,477	885,719	427,757
Securities for which the amount on balance sheet does not exceed the acquisition cost	Stocks	4,486	5,096	(609)
	Bonds	1,102,992	1,124,192	(21,199)
	Government bonds	578,946	597,720	(18,773)
	Local government bonds	138,466	138,658	(191)
	Corporate bonds	385,579	387,813	(2,234)
	Others	403,601	426,869	(23,267)
	Foreign securities	271,648	286,501	(14,852)
	Subtotal	1,511,081	1,556,157	(45,076)
Total		2,824,558	2,441,877	382,681

(Note) Amount on balance sheet of non-marketable equity securities, etc. and investment in partnerships that are not included in the above table

Amount on Balance sheet (Millions of yen)
Unlisted stocks	5,139
Investment in partnerships	27,366
Total	32,506

Fair value of investment in partnerships is not disclosed in accordance with Paragraph 27 of the “Implementation Guidance on Accounting Standard for Fair Value Measurement” (ASBJ Guidance No.31, issued on July 4, 2019).

4. Available-for-sale securities sold during the fiscal year ended March 31, 2022 (from April 1, 2021 to March 31, 2022)

	Proceeds (Millions of yen)	Gain on sale (Millions of yen)	Loss on sale (Millions of yen)
Stocks	20,464	2,714	1,081
Bonds	534,450	1,089	3,679
Government bonds	503,746	964	3,679
Local government bonds	29,134	118	—
Corporate bonds	1,569	6	—
Others	123,964	4,090	3,847
Foreign securities	98,482	2,769	3,697
Total	678,879	7,894	8,608

(Money Held in Trust)

Money held in trust for trading purposes (as of March 31, 2022)

	Amount on Balance sheet (Millions of yen)	Valuation difference included in income for the year ended March 31, 2022 (millions of yen)
Money held in trust for trading purposes	79,448	(339)

(Deferred Taxes)

The tax effects of significant temporary differences that resulted in deferred tax assets and liabilities are as follows:

Deferred tax assets
Valuation difference on available-for-sale securities	13,680	million yen
Allowance for loan losses	9,770
Depreciation	2,827
Deferred gain or loss on hedges	2,099
Impairment losses	1,527
Provision for retirement benefits	1,087
Write-offs of securities	964
Accrued enterprise tax	214
Others	2,201
Subtotal deferred tax assets	34,374
Less - valuation allowance	(2,622)
Total deferred tax assets	31,751

Deferred tax liabilities
Valuation difference on available-for-sale securities	129,310
Deferred gain or loss on hedges	8,928
Gain on contribution of securities to employee retirement benefit trust	1,665
Others	1,176
Total deferred tax liabilities	141,081
Deferred tax liabilities, net	109,329

(Per Share Data)

Net assets per share	¥1,702.69
Profit per share	¥45.74

(Stock Options, etc.)

For particulars to be noted for this matter, please see the Notes to Consolidated Financial Statements.

Consolidated Statement of Changes in Equity for the Fiscal Year Ended March 31, 2022
(from April 1, 2021 to March 31, 2022)

(Millions of yen)

	Shareholders’ equity
	Share capital	Capital surplus	Retained earnings	Treasury shares	Total shareholders’ equity
Balance at the beginning of current period	52,243	59,181	492,869	(11,629)	592,665
Cumulative effects in accounting policies			(279)		(279)
Balance as of the beginning of the period reflecting changes in accounting policies	52,243	59,181	492,589	(11,629)	592,385
Changes of items during the period
Dividends of surplus			(6,854)		(6,854)
Profit attributable to owners of the parent			26,667		26,667
Acquisition of treasury share				(0)	(0)
Cancellation of treasury share		(5)		53	48
Net changes of items other than shareholders’ equity
Total changes of items during the period	—	(5)	19,813	53	19,861
Balance at the end of current period	52,243	59,176	512,403	(11,576)	612,246

(Millions of yen)

	Accumulated other comprehensive income				Share Acquisition Rights
	Valuation difference on available-for-sale securities	Deferred gain or loss on hedges	Remeasurements of defined benefit plans	Total accumulated other comprehensive income
Balance at the beginning of current period	294,333	4,426	14,594	313,354	272
Cumulative effects in accounting policies
Balance as of the beginning of the period reflecting changes in accounting policies	294,333	4,426	14,594	313,354	272
Changes of items during the period
Dividends of surplus
Profit attributable to owners of the parent
Acquisition of treasury share
Cancellation of treasury share
Net changes of items other than shareholders’ equity	(25,590)	11,243	(2,327)	(16,674)	(0)
Total changes of items during the period	(25,590)	11,243	(2,327)	(16,674)	(0)
Balance at the end of current period	268,743	15,670	12,266	296,680	271

(Millions of yen)
	Non-controlling interests	Total net assets
Balance at the beginning of current period	3,402	909,694
Cumulative effects in accounting policies		(279)
Balance as of the beginning of the period reflecting changes in accounting policies	3,402	909,414
Changes of items during the period
Dividends of surplus		(6,854)
Profit attributable to owners of the parent		26,667
Acquisition of treasury share		(0)
Cancellation of treasury share		48
Net changes of items other than shareholders’ equity	96	(16,578)
Total changes of items during the period	96	3,283
Balance at the end of current period	3,499	912,698

Notes to Consolidated Financial Statements

I       Policies for Preparing Consolidated Financial Statements

The definition of subsidiaries and affiliated companies is subject to Paragraph 8, Article 2 of the Banking Act and Article 4-2 of Order for Enforcement of the Banking Act.

1. Scope of Consolidation

(1)	Number of consolidated subsidiaries	11 companies
Company name
Hachijuni Securities Co., Ltd.	Hachijuni Lease Co., Ltd.
Hachijuni Card Co., Ltd.	Hachijuni Credit Guarantee Co., Ltd.
Hachijuni System Development Co., Ltd.	Hachijuni Capital Co., Ltd.
Hachijuni Staff Service Co., Ltd	Yamabiko Services Co., Ltd.
Hachijuni Auto Lease Co., Ltd.	Hachijuni Asset Management Co., Ltd.
Hachijuni Investment Co., Ltd.
Hachijuni Asset Management Co., Ltd. and Hachijuni Investment Co., Ltd., newly founded, became consolidated in the fiscal year ended March 31, 2022.	11 companies
(2)	Number of unconsolidated subsidiaries	6 companies	11 companies

Principal company

    Kodama Investment Ltd.

    The unconsolidated subsidiaries were excluded from the scope of consolidation, due to the immateriality of their assets, ordinary income, profit (to the extent of equity position), retained earnings (to the extent of equity position), and accumulated other comprehensive income (to the extent of equity position). Their exclusion from the scope of consolidation would not impede reasonable judgement as to the financial condition or performance of the group.

2. Application of Equity Method

(1)	Unconsolidated subsidiaries accounted for by the equity method	11 companies
(2)	Affiliated companies accounted for by the equity method
(3)	Unconsolidated subsidiaries not accounted for by the equity method
Principal company
Kodama Investment Ltd.
(4)	Affiliated companies not accounted for by the equity method
Principal company

ALL Shinshu Tourism Vitalization Investment Limited Partnership

The unconsolidated subsidiaries not accounted for by the equity method were excluded from the application of the equity method, due to the immateriality of their profit (to the extent of equity position), retained earnings (to the extent of equity position), and accumulated other comprehensive income (to the extent of equity position). Their exclusion from the application of the equity method would not have material impact on the consolidated financial statements.

        Yen figures have been rounded down to the nearest million yen.

II	Accounting Policies

1. Standards for Valuation of Trading Assets and Liabilities and Presentation of Income and Expenses

Transactions for purposes of seeking to capture gains arising from short-term changes in interest rates, currency exchange rates, or market prices of securities and other market-related indices or from gaps among markets (hereinafter referred to as “Trading Purposes”) are included in "Trading Assets" and "Trading Liabilities" in the consolidated balance sheet on a trade-date basis and income and expenses arising from such transactions are included in “Trading Income” and “Trading Expenses” in the consolidated statement of income.

As for valuation of Trading Assets and Liabilities, trading securities and monetary claims bought for Trading Purposes are stated at fair value at the consolidated balance sheet date. Trading-related financial derivatives, such as swaps, futures, and options are stated at amounts that would be received or paid for settlement if such transactions were terminated at the consolidated balance sheet date.

Trading Income and Trading Expenses include the interest received and interest paid during the consolidated fiscal year, the gains or losses resulting from any change in the value of securities and other monetary claims between the beginning and the end of the consolidated fiscal year and the gains or losses resulting from any change in the value of financial derivatives between the beginning and the end of the consolidated fiscal year, assuming they were settled at the end of the fiscal year.

For financial derivatives, the fair value of each group of financial assets and financial liabilities is calculated based on the net assets or liabilities of financial assets and financial liabilities offset with respect to specific market risks or specific credit risks.

2. Valuation Standards and Methods of Securities

(1) For valuation of securities, held-to-maturity debt securities are stated at amortized cost computed using straight-line method, stocks in unconsolidated subsidiaries and associated companies, etc. that are not accounted for by the equity method are carried at cost determined by the moving-average method, and other securities are calculated using the market value method (cost of sales is calculated mainly by the moving average method). Non-marketable available-for-sale securities are stated at cost using the moving-average method. Unrealized gains and losses, net of applicable taxes, are reported in a separate component of equity.

(2) Securities included in the money held in trust constituting trust property are stated in the same method as (1) above.

3. Valuation Standards and Methods of Derivatives

Derivatives, excluding transactions for Trading Purposes, are stated at fair value.

The fair value of each group of financial assets and financial liabilities is calculated based on the net assets or liabilities of financial assets and financial liabilities offset with respect to specific market risks or specific credit risks.

4. Depreciation and Amortization of Fixed Assets

(1) Tangible fixed assets

Depreciation for tangible fixed assets of the Bank is computed under the declining-balance method. The estimated useful lives are principally as follows:

Buildings	3 to 50 years
Others	3 to 20 years

Tangible fixed assets in relation to consolidated subsidiaries are depreciated under the declining-balance method at rates based on the estimated useful lives.

(2) Intangible fixed assets

Intangible fixed assets are depreciated using the straight-line method. Capitalized software for internal use is depreciated over its estimated useful life (five years) as determined by the Bank and consolidated subsidiaries.

5. Recognition Standards for Allowance for Loan Losses

The allowance for loan losses is recorded as follows in accordance with predetermined amortization and allowance standards.

• Bankrupt: Borrowers in which facts of legal or formal management failure have occurred, such as bankruptcy, corporate rehabilitation, and transaction suspension at a clearing house

• Defacto Bankrupt: Borrowers who are unable to meet their obligations

• In Danger of Bankruptcy: Borrowers who are not currently in a state of bankruptcy but are likely to fall into bankruptcy in the future

• Need Special Attention: Borrowers who need to manage all or part of the loans requiring attention (loan conditions relaxed loans and loans overdue for three months or more)

• Need Attention: Borrowers who have problems with lending conditions or repayment performance, business conditions are sluggish or unstable, and need to be managed in the future

• Normal: Borrowers with good performance and no financial problems

(i) Loans to “Bankrupt” and “Defacto Bankrupt,” the expected amount of collateral disposal and the expected amount of recovery by guarantee are deducted from the amount of the loan.

(ii) Loans to “In Danger of Bankruptcy,” the expected amount of collateral disposal and the expected amount of recovery by guarantee are deducted from the amount of the loan. Of the remaining balance (hereinafter referred to as "non-conservation amount"), the amount deemed necessary is recorded. For example:

(a) For loans to large borrowers provided with a certain credit limit or above, the Bank comprehensively judges a borrower’s situation and estimates a recoverable amount by cash flow and the balance of non-conservation amounts less such cash flow is recognized as the allowance for loan losses (“the collectible amount from cash flow method”).

(b) For loans to borrowers other than the item (a) above, the amount estimated by multiplying non-conservation amounts by the expected loss rate calculated from the probability of default in the past certain period is recognized as the allowance for loan losses.

(iii) For loans to large borrowers provided with a certain credit limit or above among borrowers categorized as “Need Special Attention” and “Need Attention,” the difference between the cash flow “the discounted cash flow method” discounted at the original contracted interest rate and the carrying amount of the receivable would be recorded as the allowance for loan losses.

(iv) For loans to “Need Special Attention” and “Need Attention” other than (iii), and “Normal,” the allowance for loan losses is recorded based on the expected loss rate calculated from the probability of default in the past certain period.

(Note) 1. Grouping in calculating the probability of default

The probability of default is allocated to six categories, including one “Normal” division, three “Need Attention” divisions (including top level and lower level of “Need Attention” divisions and “Need Special Attention” division), and two “In Danger of Bankruptcy” divisions.
* “Need Attention” divisions are classified according to the comprehensive judgment of the creditworthiness of the borrowers and the existence of loans with relaxed loan terms.

2. A certain period in which the expected loss rate will be estimated in the future

Allowance for loan losses is determined based on the expected loss rate for “Normal” borrowers over the next one year, for borrowers of “Need Attention” and “Need Special Attention” over the period corresponding to the average remaining life of the loans, and for “In Danger of Bankruptcy” borrowers over the next three years. (The average remaining period is 39 months for top level of “Need Attention,” 43 months for lower level of “Need Attention,” and 46 months for “Need Special Attention.”)

3. Adjustment and determination of the probability of default based on future prospects, etc.

The probability of default used to calculate the allowance is determined by comparing the average value of the last three determination periods with the long-term average value, considering the entity’s business cycle. The average value for the last three determination periods is calculated by including necessary revisions such as the current circumstances and future projections.

Based on the self-assessment standard of assets, all receivables are assessed by the asset assessment section, which is independent from the sales section, and the internal audit section provides an assessment of these results.

Allowance for loan losses in relation to consolidated subsidiaries is recorded at an amount to be considered necessary in accordance with the Bank’s amortization and allowance standards.

6. Recognition Standards for Provision for Reimbursement of Deposits

A provision for reimbursement of deposits, which were derecognized as liabilities under certain conditions, is provided for possible losses on future claims of withdrawal based on historical reimbursement experience.

7. Recognition Standards for Provision for Contingent Loss

A provision for contingent loss is provided for the contribution to the National Federation of Credit Guarantee Corporations' liability sharing program and is recorded in the amount of estimated future contributions based on subrogate performance, etc. The rate of subrogate performance is calculated for the same period as the determination period of the expected loss rate for the allowance for loan losses.

8. Recognition Standards for Reserves under Special Laws

A reserve under special laws is the financial instruments transaction liability reserve provided for contingent liabilities from brokering of securities or derivative transactions in accordance with Article 46-5 of the Financial Instruments and Exchange, and recorded at the amount computed by consolidated subsidiaries in accordance with Article 175 of the Cabinet Office Ordinance on Financial Instruments Business.

9. Accounting Method of Retirement Benefits

The projected benefit obligations are attributed to periods up to the end of the consolidated fiscal year ended March 31, 2022 on a benefit formula basis. Actuarial gains and losses are recognized in profit or loss as follows:

Actuarial gains and losses	The amount prorated by the straight-line method over a certain number of years (principally 10 years) within the average remaining service period of employees for each consolidated fiscal year is recognized in profit and loss for the following consolidated fiscal year and beyond.

Some consolidated subsidiaries adopt the simplified method to calculate their liability for employees' retirement benefit and retirement benefit costs, based on the projected benefit obligations for each retirement plan that would be required if all employees retired voluntarily at the balance sheet date, and based on the recent actuarial benefit obligations for the corporate pension plan.

10. Translation of Foreign Currency-denominated Assets and Liabilities into Japanese Yen

Assets and liabilities denominated in foreign currencies held domestically and the accounts of the Bank's overseas branch are translated into Japanese yen generally at the exchange rates prevailing on the consolidated balance sheet date.

11. Standards for Recognition of Significant Income and Expenses

The Group applies the "Accounting Standards for Revenue Recognition" (ASBJ Guidance No.29, March 31, 2020) and recognizes revenue at the time in exchange for transferring promised goods or services to a customer, and the amount expected to be received in exchange for goods or services.

12. Recognition Standards for Income and Expenses for Leases

Income and expenses for finance leases are recognized at the end of the lease term.

13. Significant Hedge Accounting

(1) Hedge accounting for interest rate risk

The Bank applies portfolio hedging accounting to hedges of interest rate risk associated with financial assets and liabilities in accordance with “Accounting and Auditing Treatments on the Application of Accounting Standards for Financial Instruments in the Banking Industry” (Industry Committee Practical Guidelines No.24 issued by the Japanese Institute of Certified Public Accountants ("JICPA") on March 17, 2022; hereinafter referred to as the “Industry Committee Practical Guidelines No.24”). A portfolio of hedged items, such as deposits or loans with common maturities, is matched with a group of hedging instruments, such as interest rate swaps, which offset the effect of fair value fluctuations of the hedged items by identified maturities. The effectiveness of the portfolio hedge is assessed by each group. The effectiveness of cash flow hedging to protect the Group’s cash flow against fluctuations is assessed by verifying a correlation between factors affecting interest rate fluctuations for hedged items and hedging instruments.

(2) Hedge accounting for foreign currency risk

Currency swap and foreign exchange swap transactions associated with financial assets and liabilities denominated in foreign currencies are accounted for using deferral hedge accounting by fully applying “Accounting and Auditing Treatments for Foreign Currency Transactions in the Banking Industry” (Industry Committee Practical Guidelines No.25 issued by the JICPA on October 8, 2020; hereinafter referred to as the “Industry Committee Practical Guidelines No.25”).

Under deferral hedge accounting, hedged items are identified by grouping the foreign currency-denominated financial assets and liabilities by currencies and designating derivative transactions, such as currency swap transactions and forward exchange contracts as hedging instruments. Hedge effectiveness is reviewed by comparing the total foreign currency position of the hedged items and hedging instruments by currency.

For hedging the foreign currency exposure of foreign currency-denominated securities (other than debt securities), which were designated in advance, deferral hedge accounting and fair value hedge accounting are adopted on a portfolio basis when the cost of the hedged securities is covered with offsetting liabilities denominated in the same foreign currency as the hedged securities.

(3) Intercompany and Intracompany Derivative Transactions

With respect to derivative transactions between consolidated subsidiaries or internal transactions between Trading accounts and other accounts, the Bank manages interest rate swap and currency swap transactions designated as hedging instruments in accordance with the strict hedging criteria for external mirror transactions stipulated in the Industry Committee Practical Guidelines No.24 and No.25. Therefore, the Bank accounts for the gains and losses on these swap transactions in its earnings or defers until maturity as deferred gain (loss) under hedge accounting in a separate component of equity.

Deferred hedging and interest rate swaps are exceptionally applied to some of the assets and liabilities.

III       Change in Accounting Policies

1. Application of Accounting Standards for Revenue Recognition, etc.

Effective April 1, 2021, the Group adopted ASBJ Statement No.29, “Accounting Standard for Revenue Recognition” issued on March 31, 2020 (hereinafter referred to as the “Accounting Standards for Revenue Recognition”), etc.

As a result, the Bank and certain subsidiaries decided to recognize revenue when the service was provided, not when the consideration was received as before.

According to the transitional measures prescribed in the proviso of paragraph 84 of the Accounting Standards for Revenue Recognition, the Group has recognized the cumulative effect of applying accounting standards for revenue recognition as an adjustment to the opening balance of retained earnings at the beginning of the consolidated fiscal year ended March 31, 2022, as its first reporting period under the new accounting policy.

As a result, retained earnings at the beginning of the current consolidated fiscal year decreased by ¥68 million. The impact on profit before income taxes for the current consolidated fiscal year is immaterial.

2. Appling Accounting Standard for Fair Value Measurement

Effective April 1, 2021, the Group adopted ASBJ Statement No.30, “Accounting Standard for Fair Value Measurement” issued on July 4, 2019 (hereinafter referred to as the “Accounting Standard for Fair Value Measurement”), etc.

In accordance with the transitional treatment stipulated in paragraph 20 of the Accounting Standard for Fair Value Measurement, which requires reflecting credit risk of a counterparty and its own in fair value of derivative transactions, the cumulative impact of retroactive application of the new accounting policy is added to or subtracted from retained earnings at the beginning of the current consolidated fiscal year. As a result, specified Trading Assets at the beginning of the current consolidated fiscal year decreased by ¥21 million, other assets decreased by ¥139 million, Trading Liabilities increased by ¥12 million, other liabilities increased by ¥129 million, deferred tax debt decreased by ¥91 million, and retained earnings decreased by ¥211 million. The impact on profit before income taxes for the current consolidated fiscal year is immaterial.

IV       Changes in Presentation

The Bank revised the recognition method for dividends received from its contracts of group credit life insurance, etc., previously recorded as other income due to changes in contracts related to premiums paid and dividends received for some group credit life insurances and expected increase in such insurance contracts. As a result of examination, the Bank concluded that it would be more appropriate to recognize the balance of premiums paid less dividends received as expenses from perspectives of presenting insurance premiums payable, and started recognizing it as fees and commissions for the consolidated fiscal year ended March 31, 2022.

V       Significant Accounting Estimates

Allowance for loan losses

(1) Amounts recorded in the consolidated financial statements for the consolidated fiscal year ended March 31, 2022

Allowance for loan losses was ¥41,129 million

Of the above, allowance for loan losses by “the collectible amount from cash flow method” was ¥12,698 million, whereas allowance for loan losses by “the discounted cash flow method” was ¥3,078 million.

(2) Information that contributes to understanding the content of significant accounting estimates for the identified item

(i) Determination method

The allowance for loan losses is computed based on the borrower category in accordance with predetermined amortization and allowance standards as described in “Notes to Consolidated Financial Statements, II Accounting Policies, 5. Recognition Standards for Allowance for Loan Losses.”

(ii) Key assumptions

(a) The business plan used to determine borrower category and used to estimate future cash flow by the discounted cash flow method and the collectible amount from cash flow method.

Sales forecast, expense forecast, and future outlook for debt repayment plan in the business plan used to determine borrower category and used to estimate future cash flow by the discounted cash flow method and the collectible amount from cash flow method are assumed as follows:

• Period for which the COVID-19 infection affects business performance in the industry sector or industry to which the borrower belongs

• Market growth potential and market price trends in the industry sector or industry to which the borrower belongs

(b) The impact of COVID-19 infection

The economic environment due to the COVID-19 infection may last for the time being. The Bank assumes that the credit risk of loans and bills discounted will be affected to some extent and the creditworthiness (financial capacity for repayment) of some borrowers will weaken. However, the Bank assumes that the credit costs will not significantly increase.

Based on such assumption and in light of recent outlook for future business performance, the Bank has computed allowance for loan losses by revising the borrower category for some borrowers, and reflecting such actual situations in estimating future cash flow by the collectible amount from cash flow method and the discounted cash flow method.

The assumption is uncertain. Therefore, the performance of the Bank for on and after the fiscal year ended March 31, 2022, may be affected depending on the COVID-19 infection and its impact on the economic environment.

(iii) Impact on consolidated financial statements for the next consolidated fiscal year

If the assumptions used in the estimation at the end of the current consolidated fiscal year change due to changes in the borrower's business environment, including the status of the COVID-19 infection, the borrower category, estimated future cash flow by the collectible amount from cash flow method and the discounted cash flow method may have a significant impact on the allowance for loan losses recorded in the consolidated financial statements for the next consolidated fiscal year.

VI       Notes

(Consolidated Balance Sheet)

1. The securities placed under unsecured lending agreements are included in government bonds under “Securities” in the amount of ¥193,771 million.

2. Loans under the Banking Act and the Act on Emergency Measures for the Revitalization of the Financial Functions are as follows. Loans include, in the consolidated balance sheet, corporate bonds in “Securities” (limited to those for which payment of principal and interest is guaranteed in whole or in part, and the issuance of such bonds is through private placement of securities (stipulated in Article 2, Paragraph 3 of the Financial Instruments and Exchange Act)), loans and bills discounted, foreign exchanges, accrued interest and suspense payables in “Other assets,” customers’ liabilities for acceptances and guarantees and securities in the case of loaned securities in the notes to the consolidated balance sheet (limited to only those subject to a usage and lending or lending agreement).

Bankrupt and quasi-bankrupt loans	¥7,386 million
Doubtful loans	¥77,879 million
Three months or more past due loans	¥1,725 million
Restructured loans	¥20,466 million
Total	¥107,457 million

“Bankrupt and quasi-bankrupt loans” refers to the loans to customers in bankrupt such as insolvency, company rehabilitation, civil rehabilitation, etc., and to customers in quasi-bankrupt conditions.

“Doubtful loans” refers to the loans, excluding “Bankrupt and quasi-bankrupt loans,” for which substantial doubt is judged to exist as to ultimate collectability of either principal or interest because of the deterioration in business results and financial conditions of customers who are not in bankrupt.

“Three months or more past due loans” refers to the loans, either principal or interest payment of which is contractually past due three months or more from the next day of the due date, excluding “Bankrupt and quasi-bankrupt loans” and “Doubtful loans.”

“Restructured loans” refers to the loans to customers, excluding “bankrupt and quasi-bankrupt loans,” “Doubtful loans” and “Three months or more past due loans,” on which the Bank granted concessions such as reduction of the stated interest rate, extension of maturity date, debt forgiveness, and other arrangements favoring customers to support for their management reconstruction.

Allowance for loan losses is not deducted from the amounts stated above.

(Changes in Presentation)

Following the “Cabinet Office Order to Amend the Ordinance for Enforcement of the Banking Act, etc.” (Cabinet Office Ordinance No.3, January 24, 2020) effective on March 31, 2022, the classification, etc. of risk-monitored loans under the Banking Act is presented in accordance with the classification, etc. under the Act on Emergency Measures for the Revitalization of the Financial Functions.

3. In accordance with the Industry Committee Practical Guidelines No.24, bills discounted are accounted for as financial transactions. As a result, the Bank has the right to sell or pledge commercial bills and foreign exchanges bills bought, etc. without restrictions. Face value of these bills amounted to ¥16,831 million.

4. Assets pledged as collateral as of March 31, 2022 consisted of the following:

Assets pledged:

Trading assets	¥5,999 million
Securities	¥1,298,835 million
Loans and bills discounted	¥1,652,965 million
Cash (other assets)	¥408 million

Related liabilities:

Deposits	¥66,030 million
Cash collateral received for securities lent	¥322,484 million
Borrowed money	¥2,073,288 million

In addition, securities of ¥1,194 million, cash (other assets) of ¥25 million, and other assets of ¥70,272 million are pledged as collateral for transactions, such as exchange settlement transactions, or as substitute securities for initial margin on futures transactions.

“Other assets” includes initial margin of futures markets of ¥60 million and guarantee deposits of ¥651 million.

5. Overdraft contracts and contracts for loan commitments are those by which the Bank is bound to extend loans up to a prearranged amount, upon the request of customers, unless the customer is in breach of contract conditions.

Unfunded amounts relating to these contracts totaled ¥1,664,934 million. Of these contracts, loan commitments with a maturity of one year or less amounted to ¥1,470,567 million.

As a large majority of these commitments expire without being drawn down upon, the unfunded amounts do not necessarily represent future cash requirements of the Bank and its consolidated subsidiaries. Many of these agreements include conditions granting the Bank and its consolidated subsidiaries the right to reject the drawdown or to reduce the amount on the basis of changes in the financial circumstances of the borrower or other reasonable grounds. In addition, the Bank obtains collateral when necessary to reduce credit risk at the execution of the contracts, and after the contracts are signed, take necessary measures, such as regularly monitoring customers’ financial positions in accordance with the internal procedures of the Bank or its consolidated subsidiaries, revising contracts when such needs arise and securing claims.

6. Accumulated depreciation of tangible fixed assets	¥72,937 million
7. Deferred gains on tangible fixed assets deductible for tax purposes	¥7,788 million

8. Guarantee obligations for bonds in private placement (defined in Paragraph 3, Article 2 of the Financial Instruments and Exchange Act) included in securities were ¥53,313 million.

(Consolidated Statement of Income)

1.	“Other expenses” includes Losses on money held in trust of ¥3,717 million and Losses on sales of equity securities of ¥2,419 million.

(Consolidated Statement of Changes in Equity)

1. Classes and number of issued and outstanding stock and treasury share

(Thousands of shares)

	Number of shares at the beginning of the period	Number of shares increased during the period	Number of shares decreased during the period	Number of shares at the end of the period	Remarks
Issued and outstanding stock
Common stock	511,103	—	—	511,103
Treasury shares
Common stock	21,544	0	100	21,445	(Note)

(Note) Treasury share increased by 0 thousand shares due to the purchase request for shares constituting less than one unit. Treasury share decreased by 99,000 shares due to the excise of stock acquisition rights and by 0 thousand shares due to the purchase increase request for shares constituting less than one unit.

2. Matters Related to Stock Acquisition Rights, etc.

Category	Details of Stock Acquisition Rights	Class of Underlying Stocks	Number of Underlying Stocks				Balance at the end of the period (Millions of yen)	Remarks
			Number of shares at the beginning of the period	Number of shares increased during the period	Number of shares decreased during the period	Number of shares at the end of the period
The Nagano Bank, Ltd.	Stock Acquisition Rights as Stock Option	—					271
Total	—						271

3. Information on Dividends

(1) Dividends paid during the period

Resolution	Class of Stocks	Aggregate dividends	Cash dividend per share	Record date	Effective date
June 25, 2021 Annual General Meeting of Shareholders	Common stock	¥3,916 million	¥8.00	March 31, 2021	June 28, 2021
October 29, 2021 Board of Directors	Common stock	¥2,937 million	¥6.00	September 30, 2021	December 3, 2021
Total		¥6,854 million

(2) Cash dividends with record date that belongs to the consolidated fiscal year ended March 31, 2022 and effective date that comes after the end of the fiscal year

The following item regarding dividends of common stock was presented as a proposal to the Annual General Meeting of Shareholders held on June 24, 2022:

(i)	Aggregate dividends	¥4,896 million
(ii)	Cash dividend per share	¥10

(iii)	Record date	March 31, 2022
(iv)	Effective date	June 27, 2022

Retained earnings will be used as source of dividends.

(Financial Instruments)

1. Matters concerning financial instruments

(1) Group policy for financial instruments

The Group offers financial services such as providing loans and sales of investment products to customers. In performing these operations, the Group uses funds received as deposits from customers or by borrowing money from the short-term financial market in consideration of market conditions and the balance in funding periods between the short term and the long term.

As the Bank holds financial assets and liabilities affected by interest rate movements, it carries out Asset Liability Management (hereinafter referred to as “ALM”) to avoid negative effects of interest movements. In managing interest rate movements, the Bank utilizes derivatives.

The Bank and certain consolidated subsidiaries also hold securities for sale to customers.

(2) Details and extent of risks arising from financial instruments

(i) Loans and bills discounted

The Bank provides loans and bills discounted mainly to domestic customers. These loans and bills discounted are exposed to credit risk in the case of the customers' breach of the contract. The domestic loans and bills discounted does not focus on specific groups of companies, but the percentage of loans and bills discounted in Nagano Prefecture, the Bank's main business area, is over approximately 50%. As such, the Bank's credit risk is likely to deteriorate if there are negative changes in the economy in Nagano Prefecture.

(ii) Securities

Securities are mainly bonds, stocks, investment trusts, and investments in partnerships. These securities are classified into categories, such as securities held to maturity, securities available for sale, and securities for trading purposes to sell to customers. All securities are exposed to the credit risk of the securities’ issuers or interest rate risk, market price risk, foreign exchange risk, and liquidity risk.

(iii) Deposits

The Bank receives deposits from customers. These deposits are exposed to interest rate risk, foreign exchange risk, and liquidity risk.

(iv) Derivatives

The purpose of using derivatives is to provide customers various hedging instruments to hedge the Group’s portfolio under ALM and to enhance its profit.

Derivatives include interest rate swaps, interest cap transactions, and currency exchange swaps. Using these derivatives as hedging instruments for loans and bills discounted and securities, the Bank applies hedge accounting to derivative transactions and assesses the effectiveness of the hedged items and hedging instruments from the start of hedging to the time of judgement of effectiveness.

Derivative transactions used for hedging purposes are carried out in accordance with the Group's annual hedging policy.

These derivative transactions are exposed to market risk and credit risk.

(3) Risk management for financial instruments

(i) Credit risk management

In accordance with internal rules of credit risk management, the Group examines every loan, manages loans according to credit lines for each borrower, addresses troubled loans, reviews the borrower category and borrower's credit rating, and manages the Bank's loan and bills discounted portfolio. Regarding the loan examination structure, the loan promotion section is separated from the loan examination section in the head office. These two sections monitor and check each other. Every loan from the business branches is examined in many stages from loan application to the Bank's final decision. The Bank reviews the borrower category and each borrower’s credit rating on a regular basis to identify troubled loans in a timely manner. In addition, the Bank uses such examination results to measure credit risk and manage the Bank's loan portfolio.

To address the credit risk of securities' issuers, the Bank carries out its business under credit line limits for each borrower and transaction item. Such limits are defined by the Risk Management Department on a semiannual basis.

(ii) Market risk management

The Group stipulates internal rules of market risk management and controls market risk so as to maintain management soundness and profitability.

a. Interest rate risk, foreign exchange risk, and market price risk

Considering the market and the Bank's financial strength, the Bank updates its Market Risk Management Policy on a semiannual basis to maintain an appropriate balance between risk and return and to adjust the volume of risk. Furthermore, the Management Committee confirms the risk limit and loss limit by each transaction type for each customer according to the Market Risk Management Policy. The Bank defines the limit of investment, limit of holding, and limit of valuation losses, as necessary. It also defines the threshold that should limit market risk and losses to certain amounts. Each section in charge of transaction should carry out its business within risk limits, as well as report the risk status to the executive officer on a daily basis. In this way, the Group are practicing appropriate responses promptly.

Regarding management of business operations, the front office which executes transaction is separated from the back office which operates procedures. The middle office which controls and manages risk is also separated from these two offices. These three offices monitor and check each other.

(a) Management of interest rate risk

To manage risk caused by interest rate fluctuations, the Bank uses Value at Risk (hereinafter referred to as “VaR”) for the change of economic value and uses ALM for the change of interest rate in gap analysis. The “ALM and Integrated Risk Conference” monitors the Group's risk status and discusses various measures corresponding to risks. As stated above, the Bank uses some derivative transactions, such as interest rate swaps and interest cap transactions, for hedging against interest rate risk under ALM.

(b) Management of foreign exchange risk

The Bank manages the change of economic value arising from fluctuations in foreign exchange rates by VaR. To avoid excessive foreign exchange risk, the Bank defines the upper holding limit in its Market Risk Management Policy.

(c) Management of market price risk

The Bank manages the change of economic value arising from fluctuations in market prices by VaR. The Board of Directors defines the upper limit of risk on a semiannual basis by taking into account the Bank's capital status and market conditions. The Bank comply with the upper limit. Certain consolidated subsidiaries manage the risk by reporting market values of holding securities to the Bank's Board of Directors on a regular basis.

b. Derivative transactions

The Bank establishes internal rules for derivative transactions and manages the Group's risk in an integrated fashion, including derivative transactions made by consolidated subsidiaries. Regarding derivatives, the total positions, market values, and market risk amounts are reported to both the executive officers and the “ALM and Integrated Risk Conference” on a regular basis.

To manage risk arising from derivative transactions, the middle office which checks and controls risk is separated from the front office which executes transactions so as to monitor the front office's transactions.

(iii) Liquidity risk management

The Bank manages liquidity risk through diversification of funding and adjustment of funding periods between long term and short term under ALM.

(4) Supplemental explanation for the matters concerning fair values, etc. of financial instruments

The fair values of financial instruments are calculated based on certain conditions and assumptions, the resulted values would differ if such calculations were made under different conditions and assumptions.

2. Matters concerning fair values, etc. of financial instruments

Amounts on consolidated balance sheet, fair values of financial instruments and their difference on March 31, 2022 are as follows. Investments in equity instruments that do not have a quoted market price in an active market and investments in partnerships are not included in the following table (See Note 1). The fair values of “Cash and due from banks,” “Call loans and bills bought,” “Foreign exchange (assets and liabilities),” “Call money and bills sold,” “Securities sold under repurchase agreements,” “Cash collateral received for securities lent,” and “Short-term corporate bonds” are not disclosed because their maturities are short and the carrying values approximate fair value.

(Millions of yen)

	Amount on consolidated balance sheet	Fair value	Difference
(1) Securities
Held-to-maturity debt securities	99	101	1
Available-for-sale securities	2,766,219	2,766,219	—
(2) Loans and bills discounted	5,931,315
Allowance for loan losses (*1)	(34,564)
	5,896,751	5,922,770	26,018
Total assets	8,663,071	8,689,090	26,019
(1) Deposits	8,049,875	8,049,968	93
(2) Negotiable certificates of deposit	132,507	132,507	0
(3) Borrowed money	2,087,634	2,086,200	(1,434)
Total liabilities	10,270,016	10,268,675	(1,341)
Derivative transactions (*2) (*3)
Hedge accounting not applied	(686)	(686)	—
Hedge accounting applied	22,399	22,399	—
Total derivative transactions	21,713	21,713	—

*1 General allowance for loan losses and specific allowance for loan losses provided to Loans and bills discounted are deducted by ¥17,034 million and ¥17,530 million respectively.

*2 Claims and liabilities attributable to the derivative transactions are totally offset and any net liability position as a consequence of offsetting would be represented with brackets.

*3 These are interest rate swaps, etc. designated as hedging instruments in order to offset market fluctuations of securities, loans and bills discounted, and deposits which are hedged items, and deferral hedge accounting and exceptional treatment are applied. The “Practical Solution on the Treatment of Hedge Accounting for Financial Instruments that Reference LIBOR” (ASBJ Practical Response Report No.40, issued on March 17, 2022) is applied to these hedging accounting methods.

(Note) 1. Amounts on consolidated balance sheet of non-marketable equity securities and investments in partnership are as follows and not included in “Available-for-sale securities” in the above table regarding the fair values of financial instruments.

(Millions of yen)

Category	Amount on consolidated balance sheet
(i) Unlisted stocks (*1)	6,782
(ii) Investments in partnerships (*2)	27,366
Total	34,149

*1 Fair value of unlisted stocks is not disclosed in accordance with Paragraph 5 of the “Implementation Guidance on Disclosure about Fair Value of Financial Instruments” (ASBJ Guidance No.19, issued on March 31, 2020).

*2 Fair value of investments in partnership is not disclosed in accordance with Paragraph 27 of the “Implementation Guidance on Accounting Standard for Fair Value Measurement” (ASBJ Guidance No.31, issued on July 4, 2019).

3. Financial instruments categorized by fair value hierarchy

The fair value of financial instruments is categorized into the following three levels, depending on the observability and significance of the inputs used in making fair value measurements:

Level 1: Fair values measured by using quoted prices (unadjusted) in active markets for identical assets or liabilities

Level 2: Fair values measured by using inputs other than quoted prices included within Level 1 that are observable for the assets or liabilities

Level 3: Fair values measured by using unobservable inputs for the assets or liabilities

If multiple inputs are used that have a significant impact on the measurement of fair value, fair value is classified at the lowest level in the fair value measurement among the levels to which each of these inputs belongs.

(1) Financial assets and liabilities measured at fair value in the consolidated balance sheet

Consolidated fiscal year ended March 31, 2022

				(Millions of yen)
Category	Fair value
	Level 1	Level 2	Level 3	Total
Securities
Available-for-sale securities (*1)
Government bonds	806,882	13,671	—	820,553
Local government bonds	—	308,214	—	308,214
Corporate bonds	—	471,667	53,022	524,690
Stocks	492,725	60	—	492,786
Others	89,298	282,428	—	371,727
Total assets	1,388,906	1,076,041	53,022	2,517,971
Derivative transactions (*2)
Interest rate swaps	—	25,303	—	25,303
Currency derivatives	—	(3,667)	—	(3,667)
Bond derivatives	77	—	—	77
Total derivative transactions	77	21,636	—	21,713
*1	In accordance with Paragraph 26 of the “Implementation Guidance on Accounting Standard for Fair Value Measurement” (ASBJ Guidance No.31, issued on July 4, 2019), investment trusts, etc. to which transitional treatment were applied are not included in the above table. The amount of such investment trusts, etc. was ¥248,248 million on the consolidated balance sheet.
*2	Derivatives recorded in “Trading assets,” “Trading liabilities," “Other assets,” and “Other liabilities” are aggregated and shown herein in total. Claims and liabilities attributable to the derivative transactions are totally offset and any net liability position as a consequence of offsetting would be represented with brackets.

(2) Financial assets and liabilities not measured at fair value in the consolidated balance sheet

Consolidated fiscal year ended March 31, 2022

				(Millions of yen)
Category	Fair value
	Level 1	Level 2	Level 3	Total
Securities
Held-to-maturity debt securities
Government bonds	101	—	—	101
Loans and bills discounted	—	—	5,922,770	5,922,770
Total assets	101	－	5,922,770	5,922,871
Deposits	—	8,049,968	—	8,049,968
Negotiable certificates of deposit	—	132,507	—	132,507
Borrowed money	—	2,079,521	6,678	2,086,200
Total liabilities	—	10,261,996	6,678	10,268,675

(Note) 1. Explanation of valuation techniques and valuation inputs used in fair value measurements

Assets

Securities

In principle, the fair values of stocks are based on the market price. They are mainly classified into Level 1 depending on the level of market activity. The fair values of bonds with market prices are based on the market price. Government bonds are classified into Level 1 and other bonds are classified into Level 2.

Fair values of private placement bonds are measured by discounting the total amount of principal and interest and others at interest rates based on the discount rate reflecting expected loss and various risk factors by categories based on the internal ratings and terms and are mainly categorized as Level 3 since the discount rate is unobservable.

Information relating to securities for holding purpose is included in the section “(Securities)”.

Loans and bills discounted

Because floating-rate loans and bills discounted are immediately affected by the movement of interest rates, the carrying amounts of these loans and bills discounted are equivalent to fair values in cases where the credit risk of debtors has not totally changed from the execution of the loans. For fixed-rate loans and bills discounted used to fund business, fair values are determined by discounting the total amounts of the principal and interest at market rates plus spreads. The spreads are defined in internal guidelines. For fixed-rate loans and bills discounted other than business funds, fair values are determined by discounting the total amounts of the principal and interest at expected rates if the Bank newly executes similar loans to customers. Such expected rates are determined according to the loans’ type and period. The carrying value of fixed-rate loans and bills discounted other than business funds with short maturity (within one year) approximates the book value and is therefore deemed equal to the fair value.

For loans to “Bankrupt”, “Defacto Bankrupt” and “In Danger of Bankruptcy,” a reserve for possible loan losses calculated from the current value of expected future cash flows or from the expected amount to be collected through disposal of collateral or execution of guarantees is provided. Therefore, the book values at the consolidated balance sheet date, net of reserve amounts, are regarded as the fair values.

Specific loans and bills discounted in which the loan amount can be increased or decreased within the collateral amount have no maturity dates. The carrying amounts of such loans are assumed to be equivalent to the fair values because of the loans' period and conditions.

Fair value of those loans is categorized as Level 3.

Liabilities

Deposits and negotiable certificates of deposit

Fair values of demand deposits are measured at the expected amount to be paid to depositors from the Bank at the consolidated balance sheet date (book values). For time deposits and negotiable certificates of deposit, according to each period, fair values are measured by discounting future cash flows. The rate that the Bank applies to new deposits is used in discounting the future cash flows. The carrying amounts of short-time deposits (within one year) approximates the book value and is therefore deemed equal to the fair values.

Fair value of those is categorized as Level 2.

Borrowed money

Because floating-rate borrowed money is immediately affected by the movement of interest rates, the carrying value of this borrowed money is equivalent to fair value in cases where the credit risk of consolidated subsidiaries has not totally changed from when the money was borrowed. The fair value of fixed rate borrowed money, which is classified in accordance with its period, is estimated at the total amount of the principal and interest discounted using rates that would be offered to similar borrowings. The carrying value of borrowed money whose term is short (within one year) approximates the book value and is therefore deemed equal to the fair value.

Fair value of those is mainly categorized as Level 2.

Derivative transactions

Derivative transactions that can be measured at unadjusted quoted prices in active markets are categorized as Level 1, which includes such transactions as bonds futures and interest rate futures.

However, since most derivative transactions are over-the-counter transactions and there are no quoted market prices, market values are measured using valuation techniques such as the discounted cash flow method and the Black-Scholes model, depending on the type of transaction and the maturity period. The main inputs which are used in those valuation techniques are interest rate, currency rate, volatility and others. In addition, price adjustments based on credit risk of counterparty and credit risk of ourselves and price adjustments are made. When unobservable inputs are not used or impact of unobservable inputs are not material, transactions are categorized as Level 2.

(Note) 2. Financial assets and liabilities measured at fair value in the consolidated balance sheet and classified as Level 3

(1) Quantitative information on significant unobservable valuation inputs (as of March 31, 2022)

Category	Valuation technique	Significant unobservable valuation inputs	Range of valuation input (*)	Weighted average (*)
Securities
Available-for-sale securities
Corporate bonds	Discounted cash flow method	Probability of default Loss rate at the time of default	0.0% - 8.1% 28.8% - 99.7%	0.4% 74.6%

* Those issued to “Bankrupt”, “Defacto Bankrupt” and “In Danger of Bankruptcy,” are excluded from “Range of valuation input” and “Weighted average.”

(2) Adjustment sheet from beginning balance to ending balance as of period, and net unrealized gains (losses) recognized as gains (losses) for the period (March 31, 2022)

		(Millions of yen)
		Securities Available-for-sale securities Corporate bonds

Balance at the beginning of the period		48,968
Gains (losses) or other comprehensive income for the period	Recorded to gains (losses) for the period (*1)	0
	Recorded to other comprehensive income (*2)	(128)
Purchase, sale, and settlement	Net amount of sale	13,480
	Net amount of purchase	(9,297)
	Net amount of settlement	—
Transfer to fair values of Level 3		—
Transfer from fair values of Level 3		—
Balance at the end of the period		53,022
Unrealized gains (losses) on financial assets and liabilities held as of the consolidated balance sheet date among the amount recorded to gains (losses) for the period (*1)		(290)

*1 Included in “Other ordinary income” and “Other ordinary expenses” in the consolidated statement of income.

*2 Included in “Valuation difference on available-for-sale securities” under “Other comprehensive income” in the consolidated statement of comprehensive income.

(3) Explanation of the process of fair value measurement

In the Bank, the market middle office, which is the risk management section, have established policies and procedures related to the measurement of fair values, and according to these, the market back office measure the fair values. For the fair values, the validity of the valuation techniques and valuation inputs used in fair value measurement are verified by the market back office and front office. The results of the verification are reported to the market middle office every fiscal year, and the appropriateness of policies and procedures are ensured that related to the measurement of fair values.

In fair value measurement, valuation models in which the nature and characteristics of individual assets are most appropriately reflected are used. In addition, when quoted prices obtained from third parties are used, the validity of the prices is verified by appropriate methods such as confirmation of valuation techniques and used valuation inputs and comparison with the fair values of similar financial instruments.

(4) Explanation of the impact on fair values in the case where significant unobservable inputs are varied

Significant unobservable inputs used in calculating the fair value of corporate bonds are the probability of default and the loss given default rate. Each significant increase (decrease) in the default rate and the loss given default would be accompanied by a decrease (increase) of the fair values. The changes of the probability of default are generally accompanied by changes in the same direction as the assumptions of the loss given default rate.

(Securities)

In addition to “Securities" in the consolidated balance sheet, also presented are beneficial interests in trust investments within “Monetary claims bought,” trading securities and other trading assets within “Trading account assets.”

1. Securities for trading purposes (as of March 31, 2022)

Valuation difference included in income for the consolidated year ended March 31, 2022 (millions of yen)
Securities for trading purposes	(2)

2. Held-to-maturity debt securities (as of March 31, 2022)

	Category	Amount on consolidated balance sheet (Millions of yen)	Fair value (Millions of yen)	Difference (Millions of yen)
Securities for which the fair value exceeds the amount on consolidated balance sheet	Government bonds	99	101	1
Securities for which the fair value does not exceeds the amount on consolidated balance sheet	Government bonds	—	—	—
Total		99	101	1

3. Available-for-sale securities (as of March 31, 2022)

	Category	Amount on consolidated balance sheet (Millions of yen)	Acquisition cost (Millions of yen)	Difference (Millions of yen)
Securities for which the amount on consolidated balance sheet exceeds the acquisition cost	Stocks	488,299	92,329	395,969
	Bonds	550,465	534,855	15,609
	Government bonds	241,606	227,839	13,767
	Local government bonds	169,747	168,938	808
	Corporate bonds	139,110	138,078	1,032
	Others	279,538	259,557	19,980
	Foreign securities	159,251	154,259	4,991
	Subtotal	1,318,302	886,743	431,559
Securities for which the amount on consolidated balance sheet does not exceed the acquisition cost	Stocks	4,486	5,096	(609)
	Bonds	1,102,992	1,124,192	(21,199)
	Government bonds	578,946	597,720	(18,773)
	Local government bonds	138,466	138,658	(191)
	Corporate bonds	385,579	387,813	(2,234)
	Others	403,601	426,869	(23,267)
	Foreign securities	271,648	286,501	(14,852)
	Subtotal	1,511,081	1,556,157	(45,076)
Total		2,829,384	2,442,900	386,483

4. Available-for-sale securities sold during the consolidated fiscal year ended March 31, 2022 (from April 1, 2021 to March 31, 2022)

	Proceeds (Millions of yen)	Gain on sale (Millions of yen)	Loss on sale (Millions of yen)
Stocks	20,464	2,714	1,081
Bonds	534,450	1,089	3,679
Government bonds	503,746	964	3,679
Local government bonds	29,134	118	—
Corporate bonds	1,569	6	—
Others	123,964	4,090	3,847
Foreign securities	98,482	2,769	3,697
Total	678,879	7,894	8,608

(Revenue Recognition)

Information about Disaggregation of Revenue from Contracts with Customers (March 31, 2022)

(Millions of yen)
	Reportable segment			Others	Total
	Banking	Leasing	Total
Ordinary income
Revenue from contracts with customers	20,459	—	20,459	2,009	22,469
Other revenue	94,327	32,527	126,855	2,024	128,880
Ordinary income from outside customers	114,786	32,527	147,314	4,034	151,349

(Per Share Data)

Net assets per share	¥1,856.25
Profit attributable to owners of parent per share	¥54.46

(Stock Options, etc.)

1. Stock-based compensation expenses and account name for the consolidated fiscal year

General and administrative expenses	¥47 million

2. Details of stock options

	2011 Stock Option	2012 Stock Option	2013 Stock Option
Persons granted	8 directors	8 directors	7 directors
Number of options granted	Common stock 150,000 shares	Common stock 150,000 shares	Common stock 129,300 shares
Date of grant	August 8, 2011	August 6, 2012	August 5, 2013
Vesting conditions	None	None	None
Requisite service period	None	None	None
Exercise period	From August 9, 2011 to August 8, 2036	From August 7, 2012 to August 6, 2037	From August 6, 2013 to August 5, 2038

	2014 Stock Option	2015 Stock Option	2016 Stock Option
Persons granted	8 directors	8 directors	8 directors
Number of options granted	Common stock 133,800 shares	Common stock 78,900 shares	Common stock 150,000 shares
Date of grant	July 22, 2014	July 27, 2015	July 25, 2016
Vesting conditions	None	None	None
Requisite service period	None	None	None
Exercise period	From July 23, 2014 to July 22, 2039	From July 28, 2015 to July 27, 2040	From July 26, 2016 to July 25, 2041

	2017 Stock Option	2018 Stock Option	2019 Stock Option
Persons granted	7 directors	8 directors	8 directors
Number of options granted	Common stock 109,600 shares	Common stock 150,000 shares	Common stock 150,000 shares
Date of grant	July 24, 2017	July 23, 2018	July 22, 2019
Vesting conditions	None	None	None
Requisite service period	None	None	None
Exercise period	From July 25, 2017 to July 24, 2042	From July 24, 2018 to July 23, 2043	From July 23, 2019 to July 22, 2044

	2020 Stock Option	2021 Stock Option
Persons granted	7 directors	7 directors
Number of options granted	Common stock 150,000 shares	Common stock 130,700 shares
Date of grant	July 20, 2020	July 19, 2021
Vesting conditions	None	None
Requisite service period	None	None
Exercise period	From July 21, 2020 to July 20, 2045	From July 20, 2021 to July 19, 2046

3. Scale of stock options and relevant subsequent changes

(1) Number of Options Granted

	2011 Stock Option	2012 Stock Option	2013 Stock Option	2014 Stock Option	2015 Stock Option
Nonvested
Outstanding at beginning of year	15,200 shares	15,200 shares	28,800 shares	26,900 shares	23,500 shares
Granted	—	—	—	—	—
Canceled	—	—	—	—	—
Vested	—	—	—	—	—
Outstanding at year end	15,200 shares	15,200 shares	28,800 shares	26,900 shares	23,500 shares
Vested
Outstanding at beginning of year	—	—	—	—	—
Exercised	—	—	—	—	—
Canceled	—	—	—	—	—
Outstanding at year end	—	—	—	—	—

	2016 Stock Option	2017 Stock Option	2018 Stock Option	2019 Stock Option	2020 Stock Option
Nonvested
Outstanding at beginning of year	44,600 shares	65,600 shares	95,600 shares	126,900 shares	150,000 shares
Granted	—	—	—	—	—
Canceled	—	—	—	—	—
Vested	—	23,600 shares	29,200 shares	29,600 shares	17,500 shares
Outstanding at year end	44,600 shares	42,000 shares	66,400 shares	97,300 shares	132,500 shares
Vested
Outstanding at beginning of year	—	—	—	—	—
Exercised	—	23,600 shares	29,200 shares	29,600 shares	17,500 shares
Canceled	—	—	—	—	—
Outstanding at year end	—	—	—	—	—

2021 Stock Option
Nonvested
Outstanding at beginning of year	—
Granted	130,700 shares
Canceled	—
Vested	—
Outstanding at year end	130,700 shares
Vested
Outstanding at beginning of year	—
Exercised	—
Canceled	—
Outstanding at year end	—

(2) Unit Price

	2011 Stock Option	2012 Stock Option	2013 Stock Option	2014 Stock Option	2015 Stock Option	2016 Stock Option
Exercise price	¥1	¥1	¥1	¥1	¥1	¥1
Average stock price at exercise	—	—	—	—	—	—
Fair value price at grant date	¥374	¥410	¥602	¥628	¥927	¥455

	2017 Stock Option	2018 Stock Option	2019 Stock Option	2020 Stock Option	2021 Stock Option
Exercise price	¥1	¥1	¥1	¥1	¥1
Average stock price at exercise	¥369	¥369	¥369	¥369	—
Fair value price at grant date	¥689	¥443	¥413	¥391	¥336

4. Assumption Used to Measure Fair Value of Stock Option

The assumption used to measure the fair value of the 2021 Stock Option granted in the consolidated fiscal year ended March 31, 2022 is as follows:

(i) Valuation technique used: Black-Scholes option pricing model

(ii) Key basic figures and assumption

2021 Stock Option
Volatility of stock price (Note 1)	25.12%
Estimated remaining outstanding period (Note 2)	13 months
Estimated dividend (Note 3)	¥14 per share
Risk-free interest rate (Note 4)	(0.121%)

(Note) 1. Calculated based on stock prices for the period corresponding to the estimated remaining outstanding period of 13 months (from June 2020 to July 2021).

2. Estimated remaining outstanding period constitutes the period of the average term of office for past directors less the average term of office for incumbent directors.

3. Dividends paid for the year ended March 31, 2021

4. Government bond yield for the estimated remaining outstanding period

5. Assumption Used to Measure Number of Exercised Stock Options

As it is difficult to reasonably measure the number of stock options to be canceled in the future in principle, the method to reflect the number of canceled stock options was applied.

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